NEITHER THESE WARRANTS NOR THE COMMON STOCK ISSUABLE UPON EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

1,850,000 Warrants	August 31, 2006

SUB-URBAN BRANDS, INC.
WARRANTS

Sub-Urban Brands, Inc., a Nevada corporation (“SUUB”), certifies that, for value received, _______________ (“__________ ”), or registered assigns (the “Holder”), is the owner of one million eight hundred fifty thousand (1,850,000) Warrants of SUUB (the “Warrants”). Each Warrant entitles the Holder to purchase from SUUB at any time prior to the Expiration Date (as defined below) one share of the common stock of SUUB (the “Common Stock”) for $0.50 per share (the “Exercise Price”), subject to adjustment as defined in section 2, on the terms and conditions hereinafter provided. The Exercise Price and the number of shares of Common Stock purchasable upon exercise of each Warrant are subject to adjustment as provided in this Certificate.

1. Vesting; Expiration Date; Exercise

1.1 Vesting. The Warrants shall vest and become exercisable as of the date of this Certificate.

1.2 Expiration Date. The Warrants shall expire on August, 31, 2009 (the “Expiration Date”).

1.3 Manner of Exercise. The Warrants are exercisable, in whole or in part, by delivery to SUUB of the following (the “Exercise Documents”): (a) this Certificate (b) a written notice of election to exercise the Warrants; and (c) payment of the Exercise Price in immediately available funds or by “net” exercise as contemplated by Section 1.4 of this Certificate. Within ten (10) business days following receipt of the foregoing, SUUB shall execute and deliver to the Holder: (a) a certificate or certificates representing the aggregate number of shares of Common Stock purchased by the Holder, and (b) if less than all of the Warrants evidenced by this Certificate are exercised, a new certificate evidencing the Warrants not so exercised.

1.4 Net Exercise. In lieu of the payment methods set forth in Section 1.3 above, the Holder may elect to exchange all or some of the Warrants for the number of shares of Common Stock computed using the following formula:

X = Y (A-B)
    A

Where X = the number of shares of Common Stock to be issued to Holder.

Y = the number of shares of Common Stock purchasable under the Warrants being exchanged (as adjusted to the date of such calculation).

A = the Market Price on the date of receipt by SUUB of the exercise documents.

B = the Exercise Price of the Warrants being exchanged (as adjusted in accordance with the terms of Section 2 hereof).

The “Market Price” on any trading day shall be deemed to be the average of the ask and bid price of the Common Stock over the five (5) trading days immediately preceding receipt by the Company of the exercise documents as officially reported by the principal securities exchange or quotation medium on which the shares of Common Stock are listed or eligible for trading. If the Market Price cannot be determined pursuant to the sentence above, the Market Price shall be determined in good faith (using customary valuation methods) by the Board of Directors of the Company, and in the sole and absolute discretion of the Board of Directors of the Company, based on the information best available to it, including recent arms-length sales of Common Stock to unaffiliated persons.

1.5 Restriction on “Net” Exercise. Notwithstanding any other provision of this Certificate, Holder shall not be permitted to effect a “net” exercise of the Warrants: (a) prior to one year from the date hereof and (b) after one year from the date hereof if on the date of exercise the resale of the underlying shares by Holder has been registered under the Securities Act of 1933, as amended, pursuant to a registration statement which is then in effect, and on such date the Holder shall be permitted to resell such shares pursuant to such registration statement, and the Common Stock shall be listed or quoted for trading on the OTC Bulletin Board, the Nasdaq Stock Market or an exchange or quotation system.

1.6 Call of Warrants by the Company. In its absolute and sole discretion, the Company shall have the right to force the purchase, at the Exercise Price, of any or all Warrants on or after the date (the “Call Date”) on which the price (“price” shall be determined by taking the average between the closing bid and ask prices over the preceding 5 day period) of the Company's common stock as reported on the Over the Counter Bulletin Board, or other nationally recognized exchange, as the case may be, equals or exceeds $1.00 per share and there shall have been traded during such five-day period not less than 50,000 shares of Common Stock (the “Condition to Call”). Should the Company determine that the Condition to Call has been satisfied, the Company shall provide the Holder with written notice of its intent to call the Warrants. The Holder shall have thirty (30) days from the date appearing on such notice to exercise the Warrants as specified herein and tender the Exercise Price to the Company. If the Holder fails to exercise the Warrants within the specified period, all Warrants issued in the name of Holder shall, without any other action by the Company, terminate.

Notwithstanding any other provision of this Certificate, the Company shall not be permitted to effect a Call of the Warrants if on the Call Date the resale of the underlying shares by Holder have not been registered under the Securities Act of 1933, as amended, pursuant to a registration statement which is then in effect, and on such date the Holder shall be permitted to resell such shares pursuant to such registration statement, and the Common Stock shall be listed or quoted for trading on the OTC Bulletin Board, the Nasdaq Stock Market or an exchange or quotation system.

2. Adjustments of Exercise Price and Number and Kind of Conversion Shares

2.1 In the event that SUUB shall at any time hereafter (a) pay a dividend in Common Stock or securities convertible into Common Stock; (b) subdivide or split its outstanding Common Stock; (c) combine its outstanding Common Stock into a smaller number of shares; then the number of shares to be issued immediately after the occurrence of any such event shall be adjusted so that the Holder thereafter may receive the number of shares of Common Stock it would have owned immediately following such action if it had exercised the Warrants immediately prior to such action and the Exercise Price shall be adjusted to reflect such proportionate increases or decreases in the number of shares.

2.2 In case of any reclassification of the outstanding shares of Common Stock (other than a change covered by Section 2.1 hereof or a change which solely affects the par value of such shares) or in the case of any acquisition of the Company’s Common Stock for stock of the acquirer, consolidation or merger in which SUUB is not the continuing corporation and which results in any reclassification, replacement or capital reorganization of the outstanding shares, the Holder shall have the right thereafter (until the Expiration Date) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property receivable upon such reclassification, capital reorganization, merger, acquisition for stock or consolidation, that would have been received by a Holder of the number of shares of Common Stock obtainable upon the exercise of the Warrants immediately prior to such event; and if any reclassification also results in a change in shares covered by Section 2.1, then such adjustment shall be made pursuant to both this Section 2.2 and Section 2.1 (without duplication). The provisions of this Section 2.2 shall similarly apply to successive reclassifications, capital reorganizations and mergers or consolidations, sales or other transfers.

2.3  The Exercise Price may be adjusted for any unexercised warrants prior to the Expiration Date in accordance with the terms of the attached Exhibit B - Exercise Price Adjustments.

3. Reservation of Shares. SUUB shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, such number of shares of Common Stock as shall from time to time be issuable upon exercise of the Warrants. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the exercise of the Warrants, SUUB shall promptly seek such corporate action as may be reasonably necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4. Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to SUUB of the ownership of and the loss, theft, destruction or mutilation of this Certificate, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of these Warrants, SUUB will execute and deliver in lieu thereof a new Certificate of like tenor as the lost, stolen, destroyed or mutilated Certificate.

5. Representations and Warranties of SUUB. SUUB hereby represents and warrants to Holder that:

5.1 Due Authorization. All corporate action on the part of SUUB, its officers, directors and shareholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of SUUB under, these Warrants, and (b) the authorization, issuance, reservation for issuance and delivery of all of the Common Stock issuable upon exercise of these Warrants, has been duly taken. These Warrants constitute a valid and binding obligation of SUUB enforceable in accordance with their terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

5.2 Organization. SUUB is a corporation duly organized, validly existing and in good standing under the laws of the State referenced in the first paragraph of this Certificate and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as currently proposed to be conducted.

5.3 Valid Issuance of Stock. Any shares of Common Stock issued upon exercise of these Warrants will be duly and validly issued, fully paid and non-assessable.

5.4 Governmental Consents. All consents, approvals, orders, authorizations or registrations, qualifications, declarations or filings with any federal or state governmental authority on the part of SUUB required in connection with the consummation of the transactions contemplated herein have been obtained.

6. Representations and Warranties of Holder . Holder hereby represents and warrants to SUUB that:

6.1 Holder is acquiring the Warrants for its own account, for investment purposes only.

6.2 Holder understands that an investment in the Warrants involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrants, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

6.3 Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrants and in protecting its own interest in connection with this transaction.

6.4 Holder understands that the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws. Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that unless an appropriate registration statement is filed, the restrictions on transfer on the Warrants may result in Holder being required to hold the Warrants or the shares issued upon their exercise for an indefinite period of time.

6.5 Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrants except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to SUUB any Transfer of the Warrants by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, SUUB may require the contemplated transferee to furnish SUUB with an investment letter setting forth such information and agreements as may be reasonably requested by SUUB to ensure compliance by such transferee with the Securities Act.

7. Notices of Record Date

In the event:

7.1 SUUB shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of these Warrants), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

7.2 of any consolidation or merger of SUUB with or into another corporation, any capital reorganization of SUUB, any reclassification of the capital stock of SUUB, or any conveyance of all or substantially all of the assets of SUUB to another corporation in which holders of SUUB’s stock are to receive stock, securities or property of another corporation; or

7.3 of any voluntary dissolution, liquidation or winding-up of SUUB; or

7.4 of any redemption or conversion of all outstanding Common Stock;

then, and in each such case, SUUB will mail or cause to be mailed to the Holder a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities as at the time are receivable upon the exercise of these Warrants), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. SUUB shall use all reasonable efforts to ensure such notice shall be delivered at least 15 days prior to the date therein specified.

8. Registration Rights.

8.1 Definitions. For purposes of this Section 8, the following terms shall have the meanings set forth below:

8.1.1 A “Blackout Event” means any of the following: (a) the possession by SUUB of material information that is not ripe for disclosure in a registration statement or prospectus, as determined reasonably and in good faith by the Chief Executive Officer or the Board of Directors of SUUB or that disclosure of such information in the Registration Statement or the prospectus constituting a part thereof would be materially detrimental to the business and affairs of SUUB; or (b) any material engagement or activity by SUUB which would, in the reasonable and good faith determination of the Chief Executive Officer or the Board of Directors of SUUB, be materially adversely affected by disclosure in a registration statement or prospectus at such time.

8.1.2 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

8.1.3 “Included Shares” shall mean any Registrable Shares included in a Registration.

8.1.4 “Registrable Shares” shall mean the shares of Common Stock (or such stock or securities as at the time are receivable upon the exercise of these Warrants) issuable upon exercise of the Warrants and shares or securities issued as a result of stock split, stock dividend or reclassification of such shares.

8.1.5 “Registration” shall mean a registration of securities under the Securities Act pursuant to Section 8.2 or 8.3 of this Agreement.

8.1.6 “Registration Period” with respect to any Registration Statement the period commencing the effective date of the Registration Statement and ending upon withdrawal or termination of the Registration Statement.

8.1.7 “Registration Statement” shall mean the registration statement, as amended from time to time, filed with the SEC in connection with a Registration.

8.1.8 “SEC” shall mean the Securities and Exchange Commission.

8.2 Piggyback Registration. Unless the Registrable Shares are then included in a Registration Statement or can be sold under the provisions of Rule 144 without limitation as to volume, whether pursuant to Rule 144(k) or otherwise, if SUUB shall determine to register any Common Stock under the Securities Act for sale in connection with a public offering of Common Stock (other than pursuant to an employee benefit plan or a merger, acquisition or similar transaction), SUUB will give written notice thereof to Holder and will include in such Registration Statement any of the Registrable Shares which Holder may request be included (“Included Shares”) by a writing delivered to SUUB within 15 days after the notice given by SUUB to Holder; provided, however, that if the offering is to be firmly underwritten, and the representative of the underwriters of the offering refuse in writing to include in the offering all of the shares of Common Stock requested by SUUB and others, the shares to be included shall be allocated first to SUUB and any shareholder who initiated such Registration and then among the others based on the respective number of shares of Common Stock held by such persons. If SUUB decides not to, and does not, file a Registration Statement with respect to such Registration, or after filing determines to withdraw the same before the effective date thereof, SUUB will promptly so inform Holder, and SUUB will not be obligated to complete the registration of the Included Shares included therein.

8.3 Certain Covenants. In connection with any Registration:

8.3.1 SUUB shall take all lawful action as may be necessary to insure that the Registration Statement, any amendment thereto and the prospectus forming a part thereof does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Upon becoming aware of the occurrence of any event or the discovery of any facts during the Registration Period that make any statement of a material fact made in the Registration Statement or the related prospectus untrue in any material respect or which material fact is omitted from the Registration Statement or related prospectus that requires the making of any changes in the Registration Statement or related prospectus so that it will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (taking into account any prior amendments or supplements), SUUB shall promptly notify Holder, and, subject to the provisions of Section 8.5, as soon as reasonably practicable prepare (but, subject to Section 8.5, in no event more than five business days in the case of a supplement or seven business days in the case of a post-effective amendment) and file with the SEC a supplement or post-effective amendment to the Registration Statement or the related prospectus or file any other required document so that, as thereafter delivered to a purchaser of Shares from Holder, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

8.3.2 SUUB shall promptly notify Holder upon the occurrence of any of the following events in respect of the Registration Statement or the prospectus forming a part thereof: (a) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; or (b) the receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

8.3.3 SUUB shall furnish to Holder with respect to the Included Shares registered under the Registration Statement (and to each underwriter, if any, of such Shares) such number of copies of prospectuses and such other documents as Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Included Shares by Holder pursuant to the Registration Statement.

8.3.4 SUUB shall bear and pay all expenses incurred by it and Holder (other than underwriting discounts, brokerage fees and commissions and fees and expenses of more than one law firm) in connection with the registration of the Shares pursuant to the Registration Statement.

8.3.5 As a condition to including Registrable Shares in a Registration Statement, Holder must provide to SUUB such information regarding itself, the Registrable Shares held by it and the intended method of distribution of such Shares as shall be required to effect the registration of the Registrable Shares and, if the offering is being underwritten, Holder must provide such powers of attorney, indemnities and other documents as may be reasonably requested by the managing underwriter.

8.3.6 Following the effectiveness of the Registration Statement, upon receipt from SUUB of a notice that the Registration Statement contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, Holder will immediately discontinue disposition of Included Shares pursuant to the Registration Statement until SUUB notifies Holder that it may resume sales of Included Shares and, if necessary, provides to Holder copies of the supplemental or amended prospectus.

8.4 Blackout Event. SUUB shall not be obligated to file a post-effective amendment or supplement to the Registration Statement or the prospectus constituting a part thereof during the continuance of a Blackout Event; provided, however, that no Blackout Event may be deemed to exist for more than 60 days. Without the express written consent of Holder, if required to permit the continued sale of Shares by Holder, a post-effective amendment or supplement to Registration Statement or the prospectus constituting a part thereof must be filed no later than the 61st day following commencement of a Blackout Event.

8.5  Rule 144. With a view to making available to Holder the benefits of Rule 144, SUUB agrees, until such time as Holder can sell all remaining Registrable Shares under the provisions Rule 144(k), to:

8.5.1.1 comply with the provisions of paragraph (c)(1) of Rule 144; and

8.5.1.2 file with the SEC in a timely manner all reports and other documents required to be filed by SUUB pursuant to Section 13 or 15(d) under the Exchange Act; and, if at any time it is not required to file such reports but in the past had been required to or did file such reports, it will, upon the request of a Purchaser, make available other information as required by, and so long as necessary to permit sales of its Shares pursuant to, Rule 144.

8.6 SUUB Indemnification. SUUB agrees to indemnify and hold harmless Holder, and its officers, directors and agents, and each person, if any, who controls Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by (a) any violation or alleged violation by SUUB of the Securities Act, Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, Exchange Act or any state securities laws, (b) any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Included Shares (as amended or supplemented if SUUB shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or (c) caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to SUUB by Holder or on Holder’s behalf expressly for use therein.

8.7 Holder Indemnification. Holder agrees to indemnify and hold harmless SUUB, its officers, directors and agents and each person, if any, who controls SUUB within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from SUUB to Holder, but only with respect to information furnished in writing by Holder or on Holder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Shares, or any amendment or supplement thereto, or any preliminary prospectus.

8.8 Indemnification Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Section 9, such person (an “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent (and only to the extent that) that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties (including in the case of Holder, all of its officers, directors and controlling persons) and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, the Indemnified Parties shall designate such firm in writing to the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

8.9 Contribution. To the extent any indemnification by an Indemnifying Party is prohibited or limited by law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which, he, she or it would otherwise be liable under this Section 9 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where a party would not have been liable for indemnification under this Section 9 and (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning used in the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

9.  Mergers, Consolidations, etc.

10.1 Except as may otherwise be provided, if the Company shall merge or consolidate with another corporation, the Holder shall thereafter have the right, upon exercise of the rights specified in this Warrant Agreement and payment of the Exercise Price, to receive solely the kind and amount of shares of stock (including, if applicable, Common Stock), other securities, property or cash or any combination thereof receivable by a holder of the number of shares of Common Stock for which this Warrant Agreement might have been exercised immediately prior to such merger or consolidation (assuming, if applicable, that the holder of such Common Stock failed to exercise its rights of election, if any, as to the kind or amount of shares of stock, other securities, property or cash or combination thereof receivable upon such merger or consolidation).

10.2 In case of any reclassification or change of the shares of Common Stock issuable upon exercise of (other than elimination or par value, a change in par value, or from par value to no par value, or as the result of a subdivision or combination of shares (which is provided for elsewhere herein), but including any reclassification of the shares of Common stock into two (2) or more classes or series of shares) or in case of any merger or consolidation of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination (which is provided for elsewhere herein), but including any reclassification of the shares of Common Stock, the Holder shall thereafter have the right, upon exercise hereof and payment of the Exercise Price, to receive solely the kind and amount of shares of stock (including, if applicable, Common Stock), other securities, property or cash or any combination thereof receivable upon such reclassification, change, merger or consolidation by a holder of the number of shares of Common Stock for which the rights specified in this Warrant Agreement might have been exercised immediately prior to such reclassification, change, merger or consolidation (assuming, if applicable, that the holder of such Common Stock failed to exercise its rights of election, if any, as to the kind or amount of shares of stock, other securities, property or cash or combination thereof receivable upon such reclassification, change, merger or consolidation).

10. Acquisition. In the event the Company is acquired by another entity, the Holder at the closing of the acquisition will have the right to exchange these Warrants for Warrants to be issued by the acquirer for an amount of shares, at an exercise price and on such terms as would be necessary so that the Holder of such replacement Warrants would have the same exercise terms (including the exercise price) as exist for these Warrants and upon exercise of such replacement Warrants would receive the same number of shares that the Holder of the number of shares of Common Stock obtainable upon exercise of these Warrants immediately prior to such event would have received. A Warrant Exchange Agreement between Holder and the acquirer will be part of the closing documents at the time of the close of the acquisition.

11. Severability. If any term, provision, covenant or restriction of these Warrants is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of these Warrants shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12. Notices. All notices, requests, consents and other communications required hereunder shall be in writing and shall be effective when delivered or, if delivered by registered or certified mail, postage prepaid, return receipt requested, shall be effective on the third day following deposit in United States mail: to the Holder, at Holder, _______________________, with a copy to __________________; and if addressed to SUUB, at Sub-Urban Brands, Inc., 8723 Bellanca Building A, Los Angeles, CA 90045, or such other address as Holder or SUUB may designate in writing.

13. No Rights as Shareholder. The Holder shall have no rights as a shareholder of SUUB with respect to the shares issuable upon exercise of the Warrants until the receipt by SUUB of all of the Exercise Documents.

Sub-Urban Brands, Inc.

By:
Joseph Shortal, Chief Executive Officer

EXHIBIT “A”

NOTICE OF EXERCISE

(To be signed only upon exercise of the Warrants)

To: Sub-Urban Brands, Inc.

The undersigned hereby elects to purchase shares of Common Stock (the “Warrant Shares”) of Sub-Urban Brands, Inc. (“SUUB”), pursuant to the terms of the enclosed warrant certificate (the “Certificate”). The undersigned tenders herewith payment of the exercise price pursuant to the terms of the Certificate.

The undersigned hereby represents and warrants to, and agrees with, SUUB as follows:

1. Holder is acquiring the Warrant Shares for its own account, for investment purposes only.

2. Holder understands that an investment in the Warrant Shares involves a high degree of risk, and Holder has the financial ability to bear the economic risk of this investment in the Warrant Shares, including a complete loss of such investment. Holder has adequate means for providing for its current financial needs and has no need for liquidity with respect to this investment.

3. Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Warrant Shares and in protecting its own interest in connection with this transaction.

4. Holder understands that the Warrant Shares have not been registered under the Securities Act or under any state securities laws. Holder is familiar with the provisions of the Securities Act and Rule 144 thereunder and understands that the restrictions on transfer on the Warrant Shares may result in Holder being required to hold the Warrant Shares for an indefinite period of time.

5. Holder agrees not to sell, transfer, assign, gift, create a security interest in, or otherwise dispose of, with or without consideration (collectively, “Transfer”) any of the Warrant Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to SUUB any Transfer of the Warrant Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, SUUB may require the contemplated transferee to furnish SUUB with an investment letter setting forth such information and agreements as may be reasonably requested by SUUB to ensure compliance by such transferee with the Securities Act.

Each certificate evidencing the Warrant Shares will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE EXERCISED, SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

6. Immediately following this exercise of Warrants, if as of the date of exercise SUUB has a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the undersigned will not beneficially own five percent (5%) or more of the then outstanding Common Stock of SUUB (based on the number of shares outstanding set forth in the most recent periodic report filed by SUUB with the Securities and Exchange Commission and any additional shares which have been issued since that date of which Holder is aware have been issued).

Number of Warrants Exercised: ______________

Net Exercise ____ Yes ___ No

Dated: ____________________

____________________________________

Exhibit B - Exercise Price Adjustments

1. Exercise Price Adjustments of Warrants for Certain Dilutive Issuances, Splits and Combinations. The Exercise Price of these Warrants shall be subject to adjustment from time to time as follows:

(i) (A) If the Corporation shall issue, after the date upon which any of these Warrants were first issued (the "Purchase Date"), any "Additional Stock" (as hereinafter defined) without consideration or for a consideration per share less than the Exercise Price for such series in effect immediately prior to the issuance of such Additional Stock, the Exercise Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i) be adjusted to a price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 1 (i)(E)(1) or (2), but not including shares excluded from the definition of Additional Stock by subsection 1 (ii)(B)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Exercise Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to subsection 1(i)(E)(1) or (2), but not including shares excluded from the definition of Additional Stock by subsection 1(ii) (B)) plus the number of shares of such Additional Stock. However, the foregoing calculation shall not take into account shares deemed issued pursuant to subsection 1 (i) (E) on account of options, rights or convertible or exchangeable securities (or the actual or deemed consideration therefore), except to the extent (i) such options, rights or convertible or exchangeable securities have been exercised, converted or exchanged or (ii) the consideration to be paid upon such exercise, conversion or exchange per share of underlying Common Stock is less than or equal to the per share consideration for the Additional Stock that has given rise to the Exercise Price adjustment being calculated.

(B) No adjustment of the Exercise Price for these Warrants shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 1 (i)(E)(3) and (4), no adjustment of such Exercise Price pursuant to this subsection 1(i) shall have the effect of increasing the Exercise Price above the Exercise Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefore before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in· connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 1(i) and subsection 1(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 1(i)(C) and (D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (to the extent then convertible or exercisable) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 1(i) (C) and (D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Exercise Price of these Warrants, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Exercise Price of these Warrants, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefore pursuant to subsections 1 (i) (E) (1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 1 (i) (E) (3) or (4).

(ii) Additional Stock shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 1 (i) (E)) by the Corporation after the Purchase Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 1 (iii) hereof;

(B) (i) Up to 4,000,000 shares of Common Stock issuable or issued to employees, consultants and/or directors (as adjusted for any stock splits, stock dividends, recapitalizations or the like), plus (ii) up to 15% of the total outstanding shares of Common Stock and shares of Common Stock issuable upon conversion of, or in exchange for, any convertible or exchangeable securities and/or upon exercise of outstanding options to purchase shares of Common Stock, on a fully diluted basis, to persons with whom Company has or will have a strategic business relationship of the Corporation, directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation.

(iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Exercise Price of these Warrants shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Exercise Price for these Warrants shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.